  EXHIBIT 10.28

LEASE EXTENSION AND AMENDING AGREEMENT

THIS AGREEMENT is dated as of October 26, 2018

BETWEEN:

SOT 5500 NSR INC.

(the "Landlord")

and

INSTADOSE PHARMA CORP.

(the "Tenant")

WHEREAS:

A. By a lease dated September 17, 2018 (the "Lease"), made between Landlord and Tenant, Landlord did demise unto Tenant the premises identified as Suite 210 containing a Rentable Area of approximately 1,999 square feet (the "Original Premises") on the second (2nd) floor in the building known municipally as 5500 North Service Road, Burlington, Ontario (the "Building"), for a term of three (3) years and four (4) months commencing November 1, 2018 and expiring on February 28, 2022 (the "Term"); and

B. The parties have agreed to amend the Lease upon the terms and conditions contained in this Agreement in order to (i) extend the Term of the Lease for a period of one (1) year and nine (9) months so that the Term shall be five (5) years from December 1, 2018 and fully completed and ending on November 30, 2023, (ii) relocate Tenant from the Original Premises to certain premises (the "Premises") comprising a Rentable Area of approximately 3,044 square feet, identified as Suite 301, and shown on Schedule "A" attached hereto, located on the third (3rd) floor of the Building, commencing on December 1, 2018 (the "Effective Date") and continuing therein for the balance of the Term and any extensions thereof in accordance with the terms and conditions of the Lease as amended hereby, and (iii) to amend certain other provisions of the Lease.

NOW THEREFORE, in consideration of the mutual covenants and agreements between the parties and the sum of $1.00 that has been paid by each of the parties to the other, the receipt and sufficiency of which are acknowledged, THE PARTIES AGREE AS FOLLOWS:

1. The foregoing recitals are true in fact and in substance and form part of this Agreement. Except as otherwise expressly provided in this Agreement the terms used herein shall have the same meanings attributed to them in the Lease. Terms defined herein, including in the recitals, will be incorporated by reference into the Lease unless there is something in the subject matter or context inconsistent therewith.

2. Tenant shall relocate to the Premises as of the Effective Date and continue therein for the balance of the Term and any extensions thereof in accordance with the terms and conditions of the Lease, and the Term of the Lease of the Premises shall be extended for a further period of one (1) year and nine (9) months (the "Extended Term") so that the Term shall be five (5) years from December 1, 2018 and fully completed and ending on November 30, 2023 upon the same terms, covenants and conditions as are contained in the Lease, except that:

(a) Tenant will accept the Premises in an "as is" condition;

(b) Landlord has no responsibility or liability for making any renovations, alterations or improvements in or to the Premises;

(c) all renovations, modifications, alterations or improvements in or to the Premises are the sole responsibility of Tenant and shall be undertaken and completed at Tenant's expense, and shall be subject to the prior approval of Landlord and strictly in accordance with the provisions and general procedures outlined in the Lease;

(d) any fixturing period, or requirement on Landlord's part, set out in the Lease, to pay to Tenant any construction allowance, inducement, loan or other amount in connection with the Lease or improvements installed in the Original Premises, shall not apply to the Premises or the Extended Term; and

(e) the Lease shall be amended in accordance with Section 3 of this Agreement.

3. The Lease is amended as follows:

(a) By deleting the property and rentable area description on Page 1 of the Lease and replacing it with the following as of the Effective Date:

"5500 North Service Road, Suite 301, Burlington, Ontario
Rentable Area: approximately 3,044 square feet"

(b) The Lease is amended such that the address for notice to Tenant in Section 1.2 of the Lease is deleted and replaced with the following as of the Effective Date:

"Name: **INSTADOSE PHARMA CORP.**
Address: 5500 North Service Road, Suite 301, Burlington, Ontario L7L 6W6"

(c) By deleting Section 1.5 of the Lease and replacing it with the following as of the Effective Date:

"Premises: The area outlined on Schedule 2 to this Lease, located on the third floor of the Building and having a Rentable Area of approximately 3,044 square feet, identified as Suite 301."

(d) By deleting Section 1.9 of the Lease and replacing it with the following as of the Effective Date:

"<u>Period</u>	**Annual**	**Annual**	**Monthly**

	Rate (per sq. ft. of Rentable Area)	**Amount (plus Rental Taxes)**	**Amount (plus Rental Taxes)**
December 1, 2018 to November 30, 2020	$18.00	$54,792.00	$4,566.00
December 1, 2020 to November 30, 2023	$19.00	$57,836.00	$4,819.67"

(e) By deleting Section 1.11 of the Lease and replacing it with the following as of the Effective Date:

> "Prepaid Rent: Landlord acknowledges receipt of the sum of $18,637.55 to be applied to the rent accruing for the first (1st) month of the Term and the balance to held as a security deposit to be applied as provided in this Lease."

(f) By deleting the floor plan of the Original Premises on Schedule 2 of the Lease and replacing it with the floor plan of the Premises attached hereto as Schedule "A" as of the Effective Date.

4. Each of Landlord and Tenant represents and warrants that it has the right, full power and authority to agree to amend the Lease as provided in this Agreement.

5. Tenant as the party presently entitled to the residue of the term of years granted by the Lease hereby assigns and surrenders to the Landlord the Original Premises and the Lease (only with respect to the Original Premises) as of November 30, 2018 (the "Surrender Date") to the intent that the term of years merge and be extinguished in the reversion expectant on it.

6. Tenant, for itself and its assigns, covenants with Landlord that Tenant has good right, full power and authority to assign and surrender the Original Premises and Tenant has not at any time done any act whereby the unexpired residue of the term, is or may be in any way charged or encumbered.

7. Effective as of the Surrender Date and provided that Tenant: i) has vacated the Original Premises on or before the Surrender Date in a clean and broom swept manner, (ii) has removed all trade fixtures, furniture and employee personal items from the Original Premises as well as the hallways and stairwells leading to the Original Premises, and (iii) is in compliance with the covenants contained in the Lease, Landlord releases Tenant from all liability, claims and demands in respect of any breaches of the covenants contained in the Lease with respect to the Original Premises from and after the Surrender Date.

8. Effective as of the Surrender Date Tenant releases Landlord from all liability, claims and demands in respect of any breaches of the covenants contained in the Lease with respect to the Original Premises from and after the Surrender Date.

9. Notwithstanding the provisions of Section 7 and Section 8 hereof:

(a) Tenant and Landlord shall continue to be responsible to each other for all other covenants contained in the Lease on their respective parts to be performed under the Lease with respect to the Premises (other than the Original Premises) during the balance of the Term;

(b) Tenant and Landlord shall continue to be responsible to each other for all other covenants contained in the Lease on their respective parts to be performed under the Lease with respect to the Original Premises up to and including the Surrender Date; and

(c) notwithstanding the surrender of the Original Premises by Tenant as of the Surrender Date Tenant shall continue to be responsible for the payment of all Basic Rent, Additional Rent, and all other charges relating to the Original Premises up to and including the Surrender Date, and all appropriate adjustments with respect to same shall be made by Landlord and Tenant as of the Surrender Date. To the extent that any such adjustments cannot be calculated as of the Surrender Date, Tenant shall remain liable to pay to Landlord for any amount required by such adjustments following the Surrender Date and Landlord shall remain liable to Tenant if adjustments reflect such liability.

10. Landlord and Tenant acknowledge that Landlord shall retain all current deposits and Tenant shall deliver additional certified funds payable to Landlord in the amount of $6,962.95 and Landlord shall apply such additional deposit in accordance with Section 1.11 of the Lease (the "Deposit").

11. If and so long as the Conditions of Advance set out below are satisfied, Landlord shall provide a one-time allowance (the "Tenant Allowance") by way of cheque payable to Tenant from Landlord in the following amount and upon the following terms and conditions:

Amount: $3.00 per square foot of Rentable Area within the Premises.

The payment date for the Tenant Allowance shall be the later of: (i) the Effective Date, or (ii) the date the Conditions of Advance have been completed or satisfied.

The Conditions of Advance are as follows:

(a) This Agreement has been executed and delivered by Tenant in form acceptable to Landlord, and Tenant is not in default thereof and no event permitting Landlord's re-entry has occurred or is outstanding in relation to Tenant;

(b) Tenant has provided to Landlord the Deposit in accordance with this Agreement; and

(c) Tenant has provided to Landlord its current and valid HST registration number.

(collectively, the "Conditions of Advance")

Tenant acknowledges that payment of the Tenant Allowance is granted pursuant to Landlord's interest in having a reliable non-defaulting tenant for the whole of the Term. Accordingly, if at any time during the Term any default of the Lease as amended hereby shall have occurred and Landlord exercises any rights or remedies related thereto, or Tenant repudiates the Lease or vacates or abandons the Premises, the Tenant Allowance shall be deemed to have been wrongfully obtained by Tenant and shall be revoked with effect from the Effective Date and the full amount of the Tenant Allowance shall become immediately due and payable as a debt due to Landlord on the day immediately preceding the occurrence of the event of default or the repudiation, vacating or abandonment and such amounts shall be collectible in the same manner as rent due under the Lease.

12. The parties confirm that the Lease is in full force and effect, as modified by this Agreement. All capitalized terms and expressions when used in this Agreement have the same meaning as they have in the Lease, unless a contrary intention is expressed in this Agreement.

13. Tenant acknowledges and agrees that it is in possession of the Original Premises, that to the best of its knowledge and belief there are no uncured defaults by Landlord and Landlord has performed all of its obligations as set out in the Lease. Landlord acknowledges and agrees to the best of its knowledge and belief there are no uncured defaults by Tenant and Tenant has performed all of its obligations as set out in the Lease.

14. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, trustees, personal representatives, permitted successors and permitted assigns, as the case may be.

15. Time, in all respects, shall remain of the essence. This Agreement shall be interpreted according to and governed by the laws having application in the Province of Ontario.

16. This Agreement may be executed in any number of counterparts. A party may send a copy of its executed counterpart to each other party by facsimile or electronic transmission instead of delivering a signed original of that counterpart. Each executed counterpart (including each copy sent by facsimile or electronic transmission) shall be deemed to be an original. All executed counterparts taken together shall constitute one agreement.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

THE PARTIES HAVE SIGNED BELOW, to confirm the terms of this Agreement.

Executed by Landlord this 31 day of October, 2018.

SOT 5500 NSR INC.

Per: ______________________
Name: Scott Antoniak
Title: Authorized Signing Officer

I have authority to bind the Corporation.

Executed by Tenant this ___ day of ______________, 2018.

INSTADOSE PHARMA CORP.

Per: ______________________
Name: GRANT. F. SANDERS
Title: PRESIDENT / CEO

Per: ______________________
Name:
Title:

I/We have authority to bind the Tenant.

SCHEDULE "A"

FLOOR PLAN OF THE PREMISES


KEY PLAN
DEMISING WALL
0
5
10
30
SUITE 301
RENTABLE AREA = 3,044 SF
ABOVE INFORMATION ESTABLISHED ACCORDING TO
June 25, 2018
© 2018 Space Database Inc. All Rights Reserved

SLATE

5500 North Service Rd
Burlington, ON
Suite 301